Exh. 10.33
OCZ Technology Group, Inc.

6373 San Ignacio Ave.., San Jose, CA 95119	Tel: (408) 733-8400 Fax: (408) 733-4900

December 30, 2009

Mr. Sunit Saxena

Re: Appointment to the Board of Directors (the “Board”) of OCZ Technology Group, Inc. (the “Company”)

Dear Sunit:

On behalf of the Board, I am pleased to advise you that the Board has determined to unanimously recommend to the stockholders of the Company your appointment as a member of the Board.  We are prepared to make the recommendation and effect the appointment as soon as possible, but we would like your confirmation that you are prepared to serve before we take this action.  Accordingly, please return a copy of this letter to me executed below to confirm your willingness to serve.

Also, for diligence and SEC disclosure purposes, we have enclosed a form of Director and Officer Questionnaire and request that you complete the questionnaire and return it Kerry Smith, our Chief Financial Officer, as soon as possible.

You will receive the same compensation as all other directors, which is as follows:  $5,000 as a general quarterly stipend; $1,000 per meeting of the Board attended by you in person; $500 per meeting of the Board attended by you via telephone; $5,000 annually should you serve on the Audit Committee of the Board; $2,500 annually for each of other committee of the Board on which you serve but do not chair; and $7,500 annually for each committee of the Board for which you serve as the chair.  You will also receive options to purchase 110,000 shares of common stock at an exercise price to be valued at fair market value as determined by the Board at the meeting immediately following your appointment.  The options will vest ratably each month over the 36 months immediately following their issuance.

We hope that you will be available to attend our next regular Board meeting on Tuesday, January 26, 2010 at 10:00 AM, California time.  We are looking forward to your joining the Board and I am personally looking forward to working with you.

Yours truly,

Ryan Petersen

This is to advise you that I am prepared to serve on the Board if appointed by the stockholders of the Company.

Sunit Saxena